Exhibit 2.1

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN
OF REORGANIZATION

This Amendment No. 1 (this “Amendment”) is entered into as of this 27th day of March, 2008 by and between First Guaranty Bancshares, Inc., a Louisiana corporation (“First Guaranty”), and First Community Holding Company, a Louisiana corporation (the “Seller”).

WHEREAS, First Guaranty and the Seller have executed and delivered that certain Agreement and Plan of Reorganization, dated November 2, 2007 (the “Reorganization Agreement”), which Reorganization Agreement is still in full force and effect; and

WHEREAS, the Reorganization Agreement currently provides that if the transactions contemplated by the Reorganization Agreement are not consummated on or before March 31, 2008, either party may terminate the Reorganization Agreement without penalty if such terminating party is not in breach of the Reorganization Agreement; and

WHEREAS, because all necessary regulatory approvals have not been obtained, First Guaranty and the Seller may be unable to consummate the transactions contemplated by the Reorganization Agreement by March 31, 2008; and

WHEREAS, First Guaranty and the Seller desire to amend the Reorganization Agreement to extend the time by which the transactions contemplated by the Reorganization Agreement must be consummated.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions; Rules of Usage. For purposes of this Amendment, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Reorganization Agreement, as such may be amended, modified, extended, supplemented, restated and/or replaced from time to time.  In addition, the defined term “Agreement” in the Reorganization Agreement shall include this Amendment.

SECTION 2. Amendment to Section 6.1(c).  The Reorganization Agreement is hereby amended by deleting the text of Section 6.1(c) in its entirety and inserting the following in lieu thereof:

“(c) Abandonment.  By either party if (i) all conditions to Closing in ARTICLE 5 have not been met (other than through the failure to comply fully with its obligations under this Agreement on the part of any party seeking to terminate this Agreement) or waived on or before May 31, 2008, or (ii) any such condition cannot be met by such date and has not been waived by the party in whose favor it runs, or (iii) the Merger has not occurred by such date.”

SECTION 3. Ratification.  Except as specifically modified hereby, the terms and provisions of the Reorganization Agreement are hereby ratified and confirmed and remain in full force and effect.

SECTION 4. Applicable Law.  THIS AMENDMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA (WITHOUT REGARD TO THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF LOUISIANA.  VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AMENDMENT WILL LIE IN TANGIPAHOA PARISH, LOUISIANA.

SECTION 5. Counterpart Execution.  This Amendment may be executed by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed by an officer thereunto duly authorized as of the date and year first above written.

FIRST GUARANTY BANCSHARES, INC.

By:           /s/Michael R. Sharp
Michael R. Sharp
President

                                FIRST COMMUNITY HOLDING COMPANY

By:          /s/Richard R. Blouin
Richard R. Blouin
Chairman of the Board of Directors

69454.000001 HW_US 25438072v2